Exhibit (k)(iv)

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, dated as of December 2, 2024, by and between the MADISON COVERED CALL & EQUITY STRATEGY FUND, a Delaware statutory trust (the “Trust”), and XA Investments LLC, a Delaware limited liability company (“XAI”).

The parties hereto, intending so to be legally bound, agree with each other as follows:

1.       Provision of Services. XAI hereby undertakes to provide, or arrange to have a third party provide, the Trust with such services as it may require in the ordinary conduct of its business, to the extent that XAI (or any other person), acting as the Trust’s investment adviser, has not undertaken to provide such services. In this regard, XAI shall provide, or arrange to have a third party provide, the following services to the Trust: transfer agent services; custodial services; fund administration services; and fund accounting services; and shall arrange and pay for independent public accounting services for audit and tax purposes, legal services, reasonable out-of-pocket expenses of the Trust’s independent trustees associated with their services to the Trust, a fidelity bond, and directors and officers/errors and omissions insurance; and such other services necessary to the conduct of the Trust’s business (collectively, the “Services”). The Trust hereby engages XAI to provide it with such Services.

2.       Scope of Authority. XAI shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Board of Trustees of the Trust and of its officers, and to the terms of its Agreement and Declaration of Trust and By-Laws. In the performance of its duties hereunder, XAI shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. Subject to the approval of the Board of Trustees of the Trust as necessary, XAI may contract with other persons to provide to the Trust with any of the Services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate, with the following exceptions: (a) the independent public accounting services for audit and tax purposes shall be subject to the oversight of the Audit Committee of the Trust; (b) legal counsel to the independent trustees shall be subject to the direction of the independent trustees; and (c) counsel to the Trust shall be subject to the oversight of the Board of Trustees of the Trust.

3.       Other Activities of XAI.

(a)       XAI and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trust hereunder; and XAI or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or trustee thereof if properly elected (subject to, for a period of three years from the original effective date of this Agreement, any applicable restrictions consistent with Section 15(f) of the Investment Company Act of 1940, as amended (the “1940 Act”)), or to enter into any other relationship with the Trust approved by the Board of Trustees and in accordance with law.

(b)       XAI agrees that it will not deal with the Trust in any transaction in which XAI acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records XAI maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the 1940 Act.

4.       Compensation to XAI.

(a)       XAI agrees to provide or arrange for the provisions of the Services in exchange for a services fee (the “Services Fee”), which shall be calculated daily based on the average daily value of the Trust’s Managed Assets. For this purpose, the term “Managed Assets” means the total assets of the Trust, including the assets attributable to the proceeds from financial leverage (including through the issuance of preferred shares or the issuance of senior securities representing indebtedness), minus liabilities, other than liabilities related to any financial leverage. The liquidation preference of any preferred shares of the Trust, if any, constituting financial leverage shall not be considered a liability of the Trust. The Services Fee shall be payable monthly, as of the last day of the month, and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-three hundred sixty-sixth (1/366), of the annual fee.

The annual Services Fee for the Trust shall be 0.26% of the Trust’s Managed Assets. Not included in this fee cap are Excluded Expenses, as described in paragraph (b) below. XAI may agree to lower the Services Fee payable hereunder at any time. Once lowered, XAI may not raise the Services Fee without approval by the Board of Trustees. Nothing herein prevents XAI from waiving any or all of the Services Fee payable hereunder at any time.

Notwithstanding anything herein to the contrary, to the extent that the Trust and its Board of Trustees determine to directly contract with a third-party to provide any of the Services hereunder and such fee is paid by the Trust (and not XAI), XAI will waive a portion of the Services Fee payable to it by the amount of any such fee paid directly by the Trust related specifically to such Services during the applicable period.

(b)       Notwithstanding anything herein to the contrary, the Services Fee shall not include (i) any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); (ii) extraordinary and non-recurring fees and expenses (e.g., costs relating to any line of credit the Trust maintains with its custodian or another entity for investment purposes); (iii) the costs associated with investment by the Trust in other investment companies (i.e., acquired fund fees and expenses); or (iv) the compensation of the Trust’s independent trustees, including lead independent trustee compensation (clauses (i)-(iv) are collectively referred to herein as the “Excluded Expenses”). Therefore, Excluded Expenses are the responsibility of the Trust, not XAI.

5.       Relationship to Investment Advisory Agreement. It is understood by the parties hereto that in connection with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with XAI in its separate capacity as the investment adviser to the Trust pursuant to which XAI will provide investment management services to the Trust. If, at any time, XAI ceases to act as investment adviser to the Trust under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period XAI gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges the separate capacities in which XAI is to provide services hereunder and under the Investment Advisory Agreement.

6.       Limitation of XAI’s Liability. Except as required by applicable federal securities law and regulation, XAI shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement. In addition, the Trust shall assume all losses and liabilities incurred in the administration to the Trust to the extent consistent with the foregoing sentence; and it shall pay such non-recurring or extraordinary expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of Trustees, officers, shareholders and agents, or otherwise without regard to the limitations set forth in Section 4(c) above.

7.       Force Majeure. It is specifically agreed by the parties that if XAI is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by XAI; but XAI shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.

8.       Limitation of Trust’s Liability. XAI acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. XAI agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that XAI shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9.       Term of Agreement. Except as otherwise provided herein, this Agreement shall continue in effect for one year; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of the Trust, and, in either case, by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10.       Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Trustees of the Trust or by the vote of the majority of the outstanding voting securities of the Trust, or by XAI, upon thirty days’ written notice to the other party.

11.       Termination upon Assignment. This Agreement may not be assigned by XAI and shall automatically terminate upon any such assignment; except that XAI may assign or transfer its interest herein to a wholly-owned subsidiary of XAI, or to another entity operated substantially under common control with XAI, provided XAI represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of XAI to obtain goods and services from other persons as described in Section 2 above.

12.       Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

MADISON COVERED CALL AND EQUITY STRATEGY FUND

By:
Title:

XA INVESTMENTS LLC

By:
Title:

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